Exhibit 99.2

FOR NATIONAL DISTRIBUTION.
FOR IMMEDIATE RELEASE FRIDAY APRIL 23, 1999.

FOR IMMEDIATE RELEASE

CYTATION.COM SELECTED BY REALWORLD UNIVERSITY

MIDDLETOWN, RI., April 23 . . . Cytation.com Incorporated. (OTC BULLETIN
BOARD: CYTA) announced today that it has entered into agreement with RealWorld University to provide a range of online services, including training management and e-commerce.

Under the agreement, RW University will use Cytation.com's
RollCall( Internet training management system to handle e-commerce, enrollment and secure discussion groups for an estimated 15,000 to 25,000 students. RealWorld has won dozens of awards as an educational hot site including being selected as a "Best Bet" on the USA Today (NYSE: GCI) Education Web site (http://education.usatoday.com) in March 1999..


"RealWorld University (www.rwuniversity.com) is at the forefront of online instruction," said Kevin High, Cytation.com's president. "What was needed was our technology and knowledge management system to deliver RealWorld's extensive portfolio of diversified content over the Internet as well as to provide e-commerce and training management services."

Cytation.com is a provider of Internet-based training management services and competes in the $85 billion a year US training market. The company's principal service is RollCallTM, a proprietary online, browser-based, enterprise-wide training management operating system that enables students to enroll and take, training managers to administer, and instructors to teach - courses over the Internet or on intranets.

Forward-looking statements in this release concerning trends or anticipated operating results are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are not guarantees of future performance and are subject to risks and uncertainties related to the Company's operations. These risks and uncertainties include, but are not limited to, competitive factors (including the possibility of increased competition or technological development, competitors and price pressures); legal factors (such as limited protection of the Company's proprietary technology and changes in government regulation); and the Company's proprietary technology and changes in government regulation); and the Company's dependence on key personnel and significant customers.

CONTACTS:

Kevin J. High                      Jim Brennan
President                          Doug Dyer
Cytation.com Incorporated          Brennan Dyer & Co., LLC
800-275-5895                       423-265-5062
brokersinfo@cytation.com           brennan@cdc.net
www.cytation.com                   dyer@cdc.net